STATE FARM MUTUAL FUND TRUST

Supplement dated March 25, 2015 to the proxy statement dated February 23, 2015 of State Farm Mutual Fund Trust (the “Trust”).

Page 3 of 95 of the proxy statement is labeled, “IMPORTANT INFORMATION FOR STATE FARM MUTUAL FUND TRUST SHAREHOLDERS.” The fourth Question and Answer on page 3 of 95 of the proxy statement is deleted and replaced with the following:

Q.	WILL THE TRUST HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE MEETING?

A.

Yes. The Funds are responsible for paying costs associated with the Meeting. State Farm Investment Management Corp. (the “Manager”), the Trust’s investment adviser, has estimated that the Meeting will cost approximately $1,051,015, the final amount of which the Manager will allocate as an expense among the Funds based upon each Fund’s number of outstanding shares. Therefore, the final costs associated with the Meeting and charged to a Fund will have the effect of lowering the net asset value of that Fund. The costs to be charged to the Funds are estimated to be approximately $0.00179 per share for each of the State Farm LifePath 2020 Fund, State Farm LifePath 2030 Fund and State Farm LifePath 2040 Fund (each, an “Affected Fund,” and together, the “Affected Funds”), and $0.00068 per share for each other Fund.

As a reminder, if you have not already voted your shares in the proxy, you may vote in one of three different ways:

●	By Internet. Go to www.proxy-direct.com and follow the on-screen directions. Have your 14 digit Control Number from your proxy card nearby.
●	By Telephone. Call toll-free 1-800-337-3503 and follow the recorded directions. Have your 14 digit Control Number from your proxy card nearby.
●	By Mail. Sign and return the proxy card previously provided to you.

If you have already voted your shares, you do not need to take any further action.

You may revoke your proxy at any time and for any reason before it is voted at the June 12, 2015 shareholder meeting by filing with the Trust a written notice of revocation, by delivering another properly signed proxy bearing a later date, or by attending the meeting and voting in person. To revoke your proxy by written notice, include a statement of your intent to revoke and your signature, and mail the written notice to State Farm Investment Management Corp., Attn: Secretary, Three State Farm Plaza, N-2, Bloomington, Illinois 61791-0001.